EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228743, 333-237912, 333-251901, 333-259246 on Form S-3 and Registration Statement Nos. 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-205906, 333-210402, 333-256704, 333-265428, 333-266845, and 333-268676 on Form S-8 of our reports dated February 24, 2023, relating to the consolidated financial statements of NeoGenomics, Inc. and subsidiaries and the effectiveness of NeoGenomics, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Diego, California
February 24, 2023